Banksy (b. 1974)

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After reviewing over 200 others, Masterworks opportunistically acquired the Painting at an attractive price, offering it to it investors at an approximate 14% discount to our internal, pre-sourcing valuation.

INVESTMENT THESIS

Initial Offering Price
$2,247,000

Offering Circular
sec.gov

Price Appreciation of Similar Works
18.8%


$6.0m
$4.0m
$2.0m
$0.0m
07
10
13
16
19
22

Artist Market Sharpe Ratio
(2007-2022)

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Banksy
1.40
All Art
0.51
S&P 500
0.65
Speculative Returns
High Risk-Adjusted Returns

99% Progress

SOLD OUT

Banksy
(b. 1974)

The mysterious artist known only by his graffiti handle – Banksy – is believed to have been born around 1974 in Bristol, England. Works by Banksy are discernable through their signature stencil aesthetic – a style that favors expediency to create and then vanish before authorities can arrive to detain the artist as a vandal. Over the last two decades, Banksy has continued to develop his career as a controversial artist, which landed him on Time magazine's Top 100 Influential People of 2010 and an Academy Award nomination for best documentary feature with his film "Exit Through the Gift Shop."

Painting


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Artist Metrics

2021 Total Auction Sales	2021 Auction Lots Sold	All Time Record Price
$70,424,019	81	$23,176,314

Average Prices


848.5K
636.4K
424.2K
212.1K
10 11 12 13 14 15 16 17 18 19 20 21

Turnover by Year


70.4M
52.8M
35.2M
17.6M
10 11 12 13 14 15 16 17 18 19 20 21

Lots Auctioned


Sold
Unsold
83
62.25
41.5
20.75
10 11 12 13 14 15 16 17 18 19 20 21

Why we like this painting

- Our acquisitions team has been offered over 210 examples of work by Banksy from around the world, some of which are priced in excess of $3 million. Of these examples, this is the eighth we have selected to be offered on the Masterworks platform.
- The Painting is a characteristic example of British street artist Banksy's use of satire and art historical precedents to create pointed political commentary.
- Executed in 2006, the Painting is related to the artist's famed "modified" or "vandalized oil" series, which were first exhibited in a 2005 exhibition titled "Crude Oils: A Gallery of Re-Mixed Masterpieces, Vandalism and Vermin."
- In speaking about the series, Banksy explains: "The vandalized paintings reflect life as it is now. The real damage done to our environment is not done by graffiti writers and drunken teenagers, but by big business..."
- The Painting boasts important exhibition history - it was included in the artist's third major show "Barely Legal," which was mounted in Los Angeles in 2006, and was also shown in the important 2009 exhibition "Banksy Versus Bristol Museum," which remains the only exhibition authorized and developed by the artist.
- As of March 22, 2023, similar paintings have achieved prices as high as $6.3 million, including: "Vandalised Oil (Choppers)" (2006), which sold for $5,855,705 in March 2022, "This is Not a Photo Opportunity" (2007), which sold for $2,690,000 in May 2022 and "Subject to Availability" (2009/10), which sold for $6,325,490 in June 2021.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Initial Offering Price	**$2,247,000**
Offering Circular	sec.gov/edgar

INVEST NOW

BANKSY

b. 1974, UNITED KINGDOM

Modified oil on canvas | 32 × 43 in. (81 × 109 cm.)

The mysterious figure known only by his graffiti handle - Banksy - is an important artist and activist, known for his often controversial socio-political works.


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$2,247,000
INITIAL OFFERING

18.8%
HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

▲1.40
MARKET RISK-ADJUSTED APPRECIATION[2]

67.1%
ANNUAL GROWTH OF RECORD PRICE[3]

14.4%
MEDIAN REPEAT SALE PAIR APPRECIATION[4]

The Painting is a characteristic example of British street artist Banksy's use of satire and art historical precedents to create pointed political commentary. Executed in 2006, the Painting is related to the artist's famed "modified" or "vandalized oil" series, which were first exhibited in a 2005 exhibition titled "Crude Oils: A Gallery of Re-Mixed Masterpieces, Vandalism and Vermin." The exhibition featured a collection of hand painted "remixed masterpieces," based on well-known works by historical artists, including Claude Monet, Vincent Van Gogh, and Andy Warhol, which were displayed alongside "modified" oil paintings such as the Painting, which Banksy sourced from flea markets around London and altered by layering his stenciled designs or hand painted elements over the existing imagery. The Painting is likely a found reproduction of a 19th Century landscape, which Banksy "modified" by hand painting the phrase "Home Sweet Home" in broad strokes over the original composition. The visual disruption of the phrase juxtaposed with the idyllic and bucolic English landscape may be the artist's attempt to express social commentary on the lived realities of environmental damage and humans' impact on the natural world. In speaking about the series, Banksy explains: "The vandalized paintings reflect life as it is now. The real damage done to our environment is not done by graffiti writers and drunken teenagers, but by big business..." The Painting boasts important exhibition history, and was included in the artist's third major show "Barely Legal," which was mounted in Los Angeles in 2006, and was also shown in the important 2009 exhibition "Banksy Versus Bristol Museum," which remains the only exhibition authorized and developed by the artist. As of March 24, 2023, "modified" oil paintings similar to the Painting in composition and period have recently sold at auction for prices as high as $6.3 million, including: *Vandalised Oil (Choppers)* (2006), an example formerly owned by musician Robbie Williams, sold for £4,384,900 ($5,855,705) at Sotheby's, London, on March 2, 2022. *This is Not a Photo Opportunity* (2007), which sold for $2,690,000 at Sotheby's, New York, on May 19, 2022 and *Subject to Availability* (2009/10), which is larger than the Painting and sold for £4,582,500

AS OF MARCH 24, 2023, BANKSY'S TOP AUCTION RECORDS ARE LED BY *LOVE IS IN THE BIN*, WHICH SOLD FOR £18,582,000 ($25,426,400) ON OCTOBER 14, 2021 AT SOTHEBY'S, LONDON, *GAME CHANGER* WHICH SOLD FOR £16,758,000 ($23,238,686) ON MARCH 23, 2021 AT SOTHEBY'S IN LONDON, AND *SUNFLOWERS FROM PETROL STATION* (2005), WHICH SOLD TO MASTERWORKS 092, LLC FOR $14,558,000 ON NOVEMBER 9, 2021 AT CHRISTIE'S IN NEW YORK.

($6,325,490) at Christie's, London, on June 30, 2021. The Painting's subject, execution, and format make it a commercial and desirable work by Banksy.

Banksy first disrupted the London art scene in 2003 with "Turf War," his inaugural exhibition. Following the debut, Banksy continued to build his reputation as a "trickster," and snuck his own works into major institutions, such as the Metropolitan Museum of Art and Tate Britain, to hang alongside the museum collections. In 2018, Banksy took the art world by surprise when a unique paper version of his iconic image *Girl with Balloon* was offered for sale at Sotheby's in London: the work sold for an impressive £1,042,000 ($1,364,668), and upon the fall of the hammer, the work passed through a shredder hidden in the artist-designed frame and partially self-destructed. When the half shredded artwork was offered again at auction on October 14, 2021, with the new title *Love is in the Bin,* it sold for £18,582,000 ($25,426,400) and became the most expensive work by the artist to sell at auction. As of March 24, 2023, Banksy's top auction records are led by the aforementioned painting, followed by *Game Changer* which sold for £16,758,000 ($23,238,686) on March 23, 2021 at Sotheby's in London, *Sunflowers from Petrol Station* (2005), which sold to Masterworks 092, LLC for $14,558,000 on November 9, 2021 at Christie's in New York, and *Love is in the Air* which sold for $12,903,000 on May 12, 2021 at Sotheby's in New York.

AUCTION RESULTS FOR SIMILAR WORKS[5,6]


$7.0M
$5.3M
$3.5M
$1.8M
2007
2008
2009
2010
2011
2013
2014
2015
2016
2017
2019
2020
2021
2022

The mysterious figure known only by his graffiti handle – Banksy (b. 1974, England) – is an important artist and activist, known for his often controversial socio-political works. Artworks by Banksy are often discernible through his signature stencil aesthetic, a style which favors expediency, executed quickly before authorities have a chance to detain the artist for vandalism. Banksy's reputation as a provocateur landed him on Time magazine's Top 100 Influential People in 2010 and an Academy Award nomination for Best Documentary Feature for his film "Exit Through the Gift Shop." While the artist continues to operate anonymously, his international presence is well documented through graffiti work that adorns architectural façades in Europe, America and the Middle East. Banksy's work is collected by major cultural institutions, such as the British Museum and the Bristol Museum and Art Gallery.


BANKSY


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IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Banksy has a risk-adjusted appreciation of 1.40. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for a particular artwork. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Banksy have a record price compound annual growth rate ("CAGR") of 67.1% from November 18, 2003 to September 30, 2022. This calculation is based on (i) a record price of $1,354 on November 18, 2003, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $21,893,360, the most recent record price as of September 30, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Banksy is 14.4%, which is based on 24 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Banksy was February 7, 2007 and ending on the last date a repeat sale occurred for such artist, which in the case of Banksy was October 14, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

5. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Banksy with the following criteria: to the best of our ability to determine, all "Modified Oils," and "vandalized" paintings on canvas or panel, partially hand-painted or modified by the artist. "Modified" or "vandalized" oils can be defined as existing paintings sourced by the artist and modified in some manner through overpainting and/or the addition of various element(s). These works are separate from "Remixed Masterpieces," which refer to hand painted works by Banksy, and are inspired by well-known existing compositions. "Remixed" paintings tend to carry a premium at auction due to being fully painted by the artist himself. Paintings with the artist's "modified" technique are ongoing and seem to be referred to by several other designations, including "corrupted," and "vandalized." "Glory" (2005) was excluded from the set of similar works due to its medium of spray paint on a lithographic reproduction, rather than a modified acrylic or oil painting, as were examples where the existing composition is abstract. For the purposes of this analysis, Masterworks has assumed "Ruined Landscape" (2007) to be a "modified" oil but was unable to confirm the work was executed on a found object. The set of similar works includes a painting acquired by Masterworks 015, LLC, at Phillips, London 20th Century and Contemporary Art online Evening Sale held on July 2, 2020 for $2,005,000. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 18.8% CAGR implied from selected sales occurring from June 21, 2007 to October 14, 2022.

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